Exhibit 99.1

October 14, 2009	Contact:	Yvonne Gill
570-724-0247
yvonneg@cnbankpa.com

C&N ANNOUNCES SUSPENSION OF 5% DISCOUNT ON SHARES PURCHASED DIRECTLY FROM C&N UNDER DIVIDEND INVESTMENT AND STOCK PURCHASE AND SALE PLAN

FOR IMMEDIATE RELEASE:

Wellsboro, PA – Citizens & Northern Corporation today announced the suspension of the 5% discount on shares of C&N’s common stock purchased directly from C&N under its Dividend Reinvestment and Stock Purchase and Sale Plan (DRIP).  The suspension is effective at the close of business on October 16, 2009 for shares purchased directly from C&N under the Plan with optional cash payments and on October 20, 2009 for shares purchased under the Plan with reinvested dividends.  DRIP participants who elected to reinvest dividends will receive the discount on shares purchased with the previously declared dividend payable on October 20, 2009.  The suspension of the discount will remain in effect until further notice.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the securities.  The offering is made only by the Prospectus.

C&N will be distributing a notice of the suspension of the discount to participants in the DRIP.  For more information on the DRIP, contact American Stock Transfer & Trust Company at 1-888-200-3166 (toll free) or visit www.amstock.com.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania.  First State Bank provides banking services through its offices in Canisteo and South Hornell, NY.  C&N can be found on the worldwide web at www.cnbankpa.com.  First State Bank can be found on the web at www.fsbcanisteo.com.  The Company’s stock is listed on NASDAQ Capital Market under the symbol CZNC.

Safe Harbor Statement:  Except for historical information contained herein, the matters discussed in this release are forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following:  changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles.  Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof to reflect the occurrence of unanticipated events.